Notice of Award of Restricted Stock Units         Harley-Davidson, Inc.
and Restricted Stock Unit Agreement         ID: 39-1805420
(Standard) (Transition Agreement)             3700 West Juneau Avenue
Milwaukee, WI 53208

[Participant Name]                 [Grant Type]
[Signed Electronically]                 Plan:    2009 Incentive Stock Plan
Acceptance Date: [Acceptance Date]                ID:     [Participant ID]

Effective [Grant Date] (the “Grant Date”), you have been granted Restricted Stock Units with respect to [Number of Shares Granted] shares of Common Stock of Harley-Davidson, Inc. (the “Company”) under the Company's 2009 Incentive Stock Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall vest in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units (Tranche #2)	The second anniversary of the Grant Date
The final one-third of the Restricted Stock Units (Tranche #3)	The third anniversary of the Grant Date

If application of the above schedule on the first vesting date or the second vesting date would produce vesting in a fraction of a Restricted Stock Unit, then the number of Restricted Stock Units that become vested on that vesting date shall be rounded down to the next lower whole number of Restricted Stock Units, and the fractional Restricted Stock Unit shall be carried forward into the next Tranche of Restricted Stock Units.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan.

HARLEY-DAVIDSON, INC.
Vice President and Controller

Exhibit A to Restricted Stock Unit Agreement

Termination of Employment: (1) If you cease to be employed by the Company and its Affiliates for reasons other than Cause (as defined in the Plan) on or after age fifty-five (55) and if such cessation of employment occurred after the first anniversary of the Grant Date, then, effective immediately prior to the time of cessation of employment, any Restricted Stock Units that were not previously vested will become vested. (2) Subject to clause (1), if your employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated. (3) Subject to clause (1), if you cease to be employed by the Company and its Affiliates by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), and the denominator of which is the number of Months from the Grant Date to the applicable anniversary of the Grant Date on which such Tranche would otherwise have vested if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date or the applicable anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.
Change of Control: The occurrence of a Change of Control (as defined in the Plan) shall not, in and of itself, cause otherwise unvested Restricted Stock Units to become vested. Unless the Committee (as defined in the Plan) has exercised its discretion under Section 17(c) of the Plan to provide a result more favorable to you, whether or not the vesting of otherwise unvested Restricted Stock Units is accelerated following such Change of Control shall be determined in accordance with the provisions of the Transition Agreement then in effect between you and Harley-Davidson, Inc. (or, if you had been but are not then a party to a Transition Agreement, the provisions of the Transition Agreement that would have applied if the last such Transition Agreement to which you were a party had continued).

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Restricted Stock Units. You will receive cash payments equivalent to any dividends and other distributions paid with respect to the Shares underlying your Restricted Stock Units, to be paid on or promptly following the payment date of the dividend or other distribution, so long as the applicable record date occurs before you forfeit such Restricted Stock Units. If, however, any dividends or distributions with respect to the Shares underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units with respect to which they were credited. Amounts credited to you in the form of additional Restricted Stock Units will be settled (if vested) at the same time as the Restricted Stock Units with respect to which they were credited.

Settlement: Your Restricted Stock Units will be settled at the following times, to the extent then vested, by delivery to you of Shares on a one-for-one basis, with one Share being delivered for each Restricted Stock Unit:

•	The Tranche #1 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the first anniversary of the Grant Date;

•	The Tranche #2 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the second anniversary of the Grant Date; and

•	The Tranche #3 Restricted Stock Units will be settled as soon as practicable, and by no later than 2 ½ months, following the third anniversary of the Grant Date;

provided that all then-vested Restricted Stock Units that have not previously been settled will be settled upon your “separation from service” within the meaning of Code Section 409A; provided further that, if you are a “specified employee” within the meaning of Code Section 409A at the time or your separation from service, then, to the extent required to avoid the income inclusion, interest and additional tax imposed by Code Section 409A, settlement of your Restricted Stock Units on account of such separation from service shall be made on the first date that is six (6) months after the date of the separation from service. Cash will be paid in satisfaction of any fractional Restricted Stock Unit settled pursuant to this paragraph.

Issuance of Share Certificates: In lieu of issuing in your name certificate(s) evidencing your Shares, the Company may cause its transfer agent or other agent to reflect on its records your ownership of such Shares.

Tax Withholding: To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units, your receipt of payments in respect of Restricted Stock Units or the delivery of Shares to you in respect of Restricted Stock Units results in a withholding obligation to the Company with respect to federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

When income results from the delivery of Shares to you in respect of Restricted Stock Units, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the delivery of such Shares. If you would be left with a fractional share after satisfying the withholding obligation, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept Shares, or if you want to keep all of the Shares that will be delivered, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the date of delivery of the Shares, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept Shares as described above.

Rejection/Acceptance: You have ninety (90) days following the Grant Date to accept this award through your Fidelity account. If you have not accepted this award within ninety (90) days following the Grant Date, the Restricted Stock Units granted herein shall be automatically forfeited. If you choose to accept this Restricted Stock Unit Agreement, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.